Exhibit 99.1

AstraZeneca and Targacept Announce Top-Line Results

from Phase IIb Study of AZD3480 in Cognitive Dysfunction in Schizophrenia

London, UK and Winston-Salem, NC—December 8, 2008—AstraZeneca (NYSE: AZN) and Targacept, Inc. (NASDAQ: TRGT) today announced top-line results from a Phase IIb clinical trial of AZD3480 (TC-1734) conducted by AstraZeneca in cognitive dysfunction in schizophrenia (CDS), known as the HALO trial.

AZD3480 did not meet the trial’s criteria for statistical significance on the primary endpoints, improvement on various cognitive domains measured by the IntegNeuro computerized test battery. AZD3480 was generally well tolerated in the study. AstraZeneca and Targacept do not expect to progress AZD3480 into Phase III studies for CDS.

In addition to the HALO trial, AstraZeneca and Targacept previously announced top-line results from a Phase IIb study of AZD3480 in mild to moderate Alzheimer’s disease, known as the Sirocco trial, and are currently evaluating AZD3480 in a Phase II exploratory study in attention deficit/hyperactivity disorder (ADHD) in adults. A decision by AstraZeneca with respect to potential further development of AZD3480 in Alzheimer’s disease or ADHD is now expected in the first half of 2009, pending completion of the adult ADHD study and other ongoing evaluations.

“While this trial outcome did not meet our objectives, we continue to pursue medicines that target neuronal nicotinic receptors (NNRs) with Targacept to treat cognitive disorders,” said Bob Holland, Vice President and Head of the Neuroscience Therapy Area, AstraZeneca.

Targacept and AstraZeneca also announced that the lead compound arising out of the parties’ preclinical research collaboration is poised to enter the clinic. AstraZeneca plans by the end of 2008 to initiate a Phase I trial of AZD1446 (TC-6683), a product candidate selective for the alpha4beta2 NNR. Under the terms of the parties’ collaboration agreement, AstraZeneca has agreed to make a $2.0 million milestone payment to Targacept.

“We are obviously disappointed that AZD3480 did not meet our goals in the HALO trial,” commented J. Donald deBethizy, Ph.D., President and Chief Executive Officer of Targacept. “We thank AstraZeneca for its commitment to AZD3480 and its investment in this pioneering work in an emerging area considered to be critical in the treatment of patients with schizophrenia. We look forward to continuing our cognition-focused collaboration with AstraZeneca.”

Study Design

The Phase IIb HALO trial was conducted by AstraZeneca under the terms of an exclusive global license and research collaboration agreement. The trial was a multi-center, randomized, double blind, placebo controlled, dose-finding study conducted at approximately 70 enrolling sites in the United States and Canada. Subjects (n = 445)

between 18 and 55 years of age who were active smokers and taking medication from the class of drugs known as atypical anti-psychotics were randomly assigned to one of three dose groups of AZD3480 or to placebo and dosed over a 12-week period. The primary endpoints of the trial were change from baseline after 12 weeks on various domains of cognition as measured by the IntegNeuro computerized test battery1.

About Cognitive Dysfunction in Schizophrenia

Schizophrenia is a chronic, severe and disabling form of psychosis that, in addition to symptoms such as delusions and hallucinations, is often marked by impairments in cognitive functions such as attention, vigilance, memory and reasoning. These cognitive impairments play a primary role in the inability of schizophrenic patients to function normally. It has been estimated that there are 7.9 million schizophrenic patients in the world’s seven major pharmaceutical markets and that the majority of all schizophrenic patients are cognitively impaired.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in research, development, manufacturing and marketing of prescription pharmaceuticals and supplier for healthcare services. AstraZeneca is one of the world’s leading pharmaceutical companies with healthcare sales of US $29.55 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection product sales. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information about AstraZeneca, please visit: www.astrazeneca.com/

About Targacept

Targacept is a clinical-stage biopharmaceutical company that discovers and develops NNR Therapeutics (TM), a new class of drugs for the treatment of central nervous system diseases and disorders. Targacept’s product candidates selectively modulate neuronal nicotinic receptors that serve as key regulators of the nervous system to promote therapeutic effects and limit adverse side effects. Targacept has product candidates in development for Alzheimer’s disease, cognitive dysfunction in schizophrenia, pain and depression, as well as multiple preclinical programs. Targacept also has a cognition-focused collaboration with AstraZeneca and a strategic alliance with GlaxoSmithKline. Targacept’s news releases are available on its website at www.targacept.com.

Forward-Looking Statements

Statements in this press release that are not purely historical in nature constitute “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the timing for a decision by AstraZeneca as to whether to conduct further development of AZD3480 in Alzheimer’s disease or ADHD, the initiation of clinical development of AZD1446 or the timing for such initiation, or

[1]	IntegNeuro is a computerized test battery that assesses multiple domains of cognitive function. Five of the domains, Attention/Vigilance, Working Memory, Verbal Learning, Speed of Processing and Reasoning and Problem Solving, were considered primary endpoints in the HALO trial.

Targacept’s plans, expectations, future operations, financial position, revenues, costs or expenses. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of various important factors, including, without limitation, risks and uncertainties relating to: the significant control that AstraZeneca has over the development of AZD3480, including as to whether to conduct any further development of AZD3480 in Alzheimer’s disease or ADHD, and over the development of AZD1446; the conduct and results of the ongoing clinical trial of AZD3480 in ADHD in adults and other studies ongoing being conducted by AstraZeneca, including the amount and timing of resources that AstraZeneca devotes to them, the performance of third parties engaged to execute them and difficulties or delays in the completion of subject enrollment or data analysis; and the risks that successful results in a particular clinical trial of AZD3480 may not be replicated in other clinical trials or that successful results in clinical trials of AZD3480 in a particular condition characterized by one degree of cognitive impairment may not be predictive of successful results in clinical trials of AZD3480 in a condition characterized by more severe cognitive impairment or in cognitive impairment resulting from a different condition. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statements in this release represent Targacept’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Targacept anticipates that subsequent events and developments may cause its views to change. Although Targacept may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, except as required by applicable law.

Contacts

Targacept:

Alan Musso, VP and CFO

Targacept, Inc.

Tel: (336) 480-2186

Email: alan.musso@targacept.com

Michelle Linn

Linnden Communications

Tel: (508) 362-3087

Email: linnmich@comcast.net

AstraZeneca:

Media Enquiries:
Chris Sampson	+44 207 304 5130 (24 hours)
Neil McCrae	+44 207 304 5045 (24 hours)

Investor Enquiries UK:
Jonathan Hunt	+44 207 304 5087	mob: +44 7775 704032
Mina Blair	+44 207 304 5084	mob: +44 7718 581021
Karl Hard	+44 207 304 5322	mob: +44 7789 654364

Media Enquiries US:
Jamie Smith	+1 302 885 5725

Investor Enquiries US:
Ed Seage	+1 302 886 4065	mob: +1 302 373 1361
Jorgen Winroth	+1 212 579 0506	mob: +1 917 612 4043